                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                (RULE 13d - 102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)1

                        GENERAL DATACOMM INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    369487103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the  appropriate  box to designate  the rule  pursuant to which this
Schedule is filed:

                                |X| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |_| Rule 13d-1(d)

      1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 369487103                     13G                  Page 2 of 8 Pages


1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Forest Investment Management LLC


2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                  (b)  [   ]


3.     SEC USE ONLY


4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero.
    REPORTING
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.

                  8.  SHARED DISPOSITIVE POWER
                      Zero.

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                    [  ]


11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%


12.    TYPE OF REPORTING PERSON*

       IA



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 369487103                     13G                  Page 3 of 8 Pages


1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Founders Financial Group, L.P.


2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [   ]
                                                                   (b)  [   ]


3.     SEC USE ONLY


4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero.
    REPORTING
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.

                  8.  SHARED DISPOSITIVE POWER
                      Zero.

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES                                                    [  ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%

12.    TYPE OF REPORTING PERSON*

       PN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 369487103                     13G                  Page 4 of 8 Pages


1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael A. Boyd, Inc.

2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [   ]
                                                                  (b)  [   ]


3.     SEC USE ONLY


4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut


    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero
    REPORTING
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.

                  8.  SHARED DISPOSITIVE POWER
                      Zero.

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [  ]

11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%


12.    TYPE OF REPORTING PERSON*

       CO



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 369487103                     13G                  Page 5 of 8 Pages


1.     NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

       Michael A. Boyd


2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [   ]
                                                                 (b)  [   ]


3.     SEC USE ONLY


4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

    NUMBER OF     5.  SOLE VOTING POWER
     SHARES           Zero.
  BENEFICIALLY
    OWNED BY      6.  SHARED VOTING POWER
      EACH            Zero.
    REPORTING
   PERSON WITH    7.  SOLE DISPOSITIVE POWER
                      Zero.

                  8.  SHARED DISPOSITIVE POWER
                      Zero.

9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       Zero.

10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                                                   [  ]


11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%

12.    TYPE OF REPORTING PERSON*

       IN


                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 369487103                     13G                  Page 6 of 8 Pages

ITEM 1.

(A)   NAME OF ISSUER.

      General DataComm Industries, Inc. (the "Issuer").

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      The Issuer's principal executive offices are located at 1579 Straits Turnpike, Middlebury Connecticut 06762.

ITEM 2.

(A)   NAMES OF PERSONS FILING.

      This statement is filed by the following persons: (a) Forest Investment Management LLC, an Investment Advisor registered under the Investment Advisors Act of 1940, as amended ("Forest"), (b) Founders Financial Group L.P. ("Founders"), in its capacity as the owner of a controlling interest in Forest, (c) Michael A. Boyd, Inc. ("MAB, Inc."), in its capacity as the general partner of Founders and (d) Michael A. Boyd ("Mr. Boyd"), in his capacity as the sole director and shareholder of MAB, Inc. (collectively, the "Filing Parties").

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

      The principal business office of each of the Filing Parties is 53 Forest Avenue, Old Greenwich, Connecticut 06870.

(C)   CITIZENSHIP.

      Forest is a Delaware Limited Liability Company. Founders is a Delaware limited partnership. MAB, Inc. is a Connecticut corporation. Mr. Boyd is a United States citizen.

(D)   TITLE OF CLASS OF SECURITIES.

      This statement relates to shares of Common Stock (the "Common Stock") of the Issuer.

(E)   CUSIP NUMBER.

      369487103.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer  registered  under Section 15 of the Act,
      (b) |_| Bank as defined in Section  3(a)(6) of the Act,
      (c) |_| Insurance  Company as defined in Section  3(a)(19)  of the Act,
      (d) |_| Investment Company registered under Section 8 of the Investment Company Act,
      (e) |X| Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,

CUSIP NO. 369487103                     13G                  Page 7 of 8 Pages


      (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

      (g)   |_|   Parent   Holding   Company,    in   accordance   with   Rule
                  13d-1(b)(ii)(G); see Item 7,
      (h)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.     OWNERSHIP.

(A)   AMOUNT BENEFICIALLY OWNED.

      None of Forest, Founders, MAB, Inc. or Mr. Boyd owns any shares of Common Stock.

(B)   PERCENT OF CLASS.
      Not applicable.

(C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

      Not applicable.

ITEM  5.  OWNERSHIP  OF FIVE  PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7.   IDENTIFICATION   AND   CLASSIFICATION   OF  THE  SUBSIDIARY  WHICH
          ACQUIRED  THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
          COMPANY.

      Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10.    CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 369487103                     13G                  Page 8 of 8 Pages


                                   SIGNATURES

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    FOREST INVESTMENT MANAGEMENT LLC



Dated:  February 4, 2000            By:  /S/ MICHAEL A. BOYD
                                        ----------------------------------------
                                        Michael A. Boyd, Chairman


                                    FOUNDERS FINANCIAL GROUP, L.P.



Dated:  February 4, 2000            By:  /S/ MICHAEL  A. BOYD
                                       -----------------------------------------
                                        Michael A. Boyd, Chairman



                                     MICHAEL A. BOYD, INC.



Dated:  February 4, 2000            By: /S/  MICHAEL  A. BOYD
                                        ----------------------------------------
                                        Name:  Michael A. Boyd
                                        Title:  President

                                    MICHAEL A. BOYD



Dated:  February 4, 2000            By: /S/  MICHAEL  A. BOYD
                                        ----------------------------------------
                                        Name: Michael  A. Boyd